Exhibit C(2)
The Special Committee of Shakespeare Valuation Update January 17th, 2011 Confidential Presentation

Table of Contents Agenda Summary Observations and Assessment of Shakespeare Valuation Analysis ________________________________________________________________________________________ Appendices Leveraged Finance Market Overview WACC Analysis Comparable Companies

Summary Observations and Assessment of Shakespeare

Update Since our Last Meeting Since we last met on October 26, Shakespeare's stock has traded down 21% from $7.56 to $5.96(1) On December 16, approximately two months after our meeting, Shakespeare reporting mixed Q1'11 results and significantly reduced guidance for Q2'11 Reported revenue of $216 million, missing consensus estimates of $222mm, and guided down Q2'11 revenue to $165- 185mm vs. consensus of $197mm Reported non-GAAP EPS of $0.27, beating consensus estimates of $0.25 by managing expenses, and guided down Q2'11 EPS to $0.09-0.11 vs. consensus of $0.21 The recent underperformance and lowered guidance are primarily driven by a challenging DRAM pricing environment with direct impact to the Brazil business DRAM prices have dropped 20 - 40%(2) over the past quarter since we last met in October to today Compounded by slower than expected momentum in Brazil Flash and Storage Enterprise businesses Broker estimates for Q2'11 and FY'11 have been significantly reduced vs. prior October estimates, with revenue down 13% and 11% respectively, and EPS down 52% and 28% However, current management case still anticipates missing guidance for both Q2'11 and FY'11 Q2 revenue higher than street estimates by 5% and EPS lower by 20% Full year revenue and EPS are lower than street estimates by 3% and 46% respectively While the established leading defense SSD and specialty module market positions provide support, there is a potential for further downside to stock price performance as management's revised views are fully communicated to investors ___________________________ Note: All income statement figures per Wall Street consensus. As of market close on January 14, 2011. Based on Barclays Capital estimates of a 21% drop in DDR2 ASPs and a 43% drop in DDR3 ASPs from October 26, 2010 to January 14, 2011. Analysis is preliminary given the revised management forecasts are a work in progress 1

Summary Observations on the Business

Shakespeare remains well diversified with focused investment strategy, however investors taking wait-and-see approach

Specialty DRAM

- ✓ Specialized DRAM focuses on stable, attractive markets
- ✓ Leading edge, specialty products driving solid margins
- ✓ Focus on growing networking, telecom and industrial markets
- ✓ Successful logistics business leveraging Shakespeare's extensive DRAM knowledge and expertise
- ✓ Unique module test offerings provide key differentiator
- ✓ Targeting non-PC customers – not a focus for semi companies
- ✓ Broad base of tier one customers
- ✓ Relatively insulated from short-term fluctuations in DRAM pricing
- × Projected to be a GDP grower
- × A declining addressable end-market

Shakespeare Today



Specialty & Brazil DRAM
(88%)
Storage
(12%)

Growth Initiatives

Brazilian Market

- ✓ Large market opportunity
- ✓ One of the fastest growing global economies and PC markets
- ✓ Government mandated nationwide Broadband / PC deployment plan (Current penetration <25%)
- ✓ High barriers to entry to establish operations in Brazil
- ✓ Largest IC packaging company in Brazil – enjoys significant tax benefits due to Brazil's incentives for local manufacturing
- ✓ #1 market share (~40%)
- ✓ Expanding DRAM capacity and rolling out Flash
- × Significantly correlated to DRAM price swings
- × Emergence of local competition could put further pressure on margins
- × Flash ramp remains uncertain - currently 2 quarters behind schedule
- × Remains least understood business

Enterprise SSD

- ✓ Strong historical presence in large defense and industrial SSD markets
  - – Achieved $100mm volume run rate
- ✓ Broad IP platform & expertise jump starting push into highly attractive enterprise market
  - – Doubling R&D efforts providing competitive advantage
  - – Strong Tier 1 OEM momentum and ability to leverage Tier 1 OEM relationships
- × Growth is hinged on enterprise SSD adoption
- × Unproven traction and exposure to significant competition
- × Continued significant R&D investment will be required

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Strong Recent Financial Performance Facing Headwinds

Quarterly Revenue and Q/Q Growth Since IPO



($ in millions)
(%)
Management forecasts
$280
$210
$140
$70
$0
40%
20%
0%
-20%
-40%
$188 $197 $237 $239 $186 $166 $175 $164 $168 $161 $141 $109 $92 $100 $123 $160 $201 $219 $216 $183 $173 $183
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
FY06 FY07 FY08 FY09 FY10 FY11

Quarterly EBITDA and Margin Since IPO



($ in millions)
(%)
Management forecasts
$40
$30
$20
$10
$0
40%
30%
20%
10%
0%
$17 $17 $23 $23 $22 $17 $20 $19 $13 $11 $10 $10 $5 $10 $15 $28 $30 $33 $29 $14 $9 $9
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
FY06 FY07 FY08 FY09 FY10 FY11

Indexed Stock Price Performance – Since IPO



(Indexed Price)
200%
150%
100%
50%
0%
21.8%
-22.9%
-30.2%
2/3/2006
4/30/2007
7/25/2008
10/19/2009
1/14/2011
Shakespeare
Comparables
NASDAQ

Indexed Stock Price Performance – LTM



(Indexed Price)
140%
120%
100%
80%
60%
21.9%
19.3%
-20.2%
1/14/2010
4/15/2010
7/15/2010
10/14/2010
1/14/2011
Shakespeare
Comparables
NASDAQ

Source: Company filings and FactSet.
Note: Fiscal year ends in August. Comparables Index includes Benchmark Electronics, Micron, OCZ, Plexus, SanDisk, Sanmina-SCI, Spansion and STEC.

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Mixed Historical Performance vs. Expectations Quarterly Revenue Surprises Since IPO Quarterly Earnings Surprises Since IPO ___________________________ Source: Company filings and FactSet. Note: EPS is non-GAAP, excluding stock-based compensation, restructuring charges and other unusual items. Consensus EPS projection of ($0.01) and reported EPS of $0.02. Consensus EPS projection of ($0.01) and reported EPS of $0.03. Consensus EPS projection of ($0.01) and reported EPS of $0.01. $188.5 $197.0 $237.2 $239.1 $186.5 $165.6 $175.0 $164.5 $167.6 $160.7 $140.8 $109.1 $91.6 $99.8 $123.1 $160.1 $201.2 $218.7 $216.4 $183.4 $172.9 $182.7 $0.19 $0.23 $0.22 $0.22 $0.22 $0.21 $0.18 $0.17 $0.05 $0.02 $0.02 $0.03 ($0.01) $0.00 $0.08 $0.23 $0.26 $0.29 $0.27 $0.08 $0.02 $0.02 EPS: Rev ($ mm): NM(1) NM(3) NM(2) (20.7%) Management forecast versus Street estimates Management forecast versus Street estimates (90.5%) (85.7%) 4

Wall Street Expectations Have Been Tempered

Challenging ASP environment and lack of understanding in the complex and varied drivers of Shakespeare's businesses continue to weigh on investor sentiment

Summary Outlook

Analyst Recommendations

October 2010 | Current



Hold
38%
Buy
62%
Hold
50%
Buy
50%

October 2010	Current
n = 8	n = 8
Median Price Target: $10.25	Median Price Target: $7.00

Analyst Projections

Revenue Consensus

($ in millions, except per share values)



$1,200
$800
$400
$0
$820
$938
$875
$999
$900
$1,048
$752
$769
$778
$865
$826
$1,015
Low
Mean
High
FY11
FY12
October 2010

EPS Consensus



$1.50
$1.00
$0.50
$0.00
$0.87
$1.00
$0.98
$1.18
$1.15
$1.45
$0.61
$0.69
$0.71
$0.91
$0.88
$1.13
Low
Mean
High
FY11
FY12
October 2010

Key Themes

Positives

- ✓ Optimism around focus on growth initiative leveraging dominance in defense / industrial to build a position in high margin enterprise SSD
- ✓ Encouraged by plans to fund promising Flash investment in high growth Brazilian market
- ✓ Expectation that Brazil will continue its solid economic growth coupled with strong PC growth from pent-up consumer demand
- ✓ Encouraged that outside of Brazil, memory business not likely to be significantly impacted by DRAM ASP declines
- ✓ Strength of balance sheet

Negatives

- × Concerns around weaker DRAM ASPs affecting Shakespeare into CY2Q 2011 and beyond
- × Customer concentration risk with several large OEM customers representing the majority of sales
- × Market concentration risk given relatively high contribution to revenue from Brazil
- × Increasing competition in SSD market could slow growth in enterprise SSD
- × Recent softness in PC and server demand could put pressure on demand for Shakespeare's products

Source: IBES Consensus, FactSet and Bloomberg.
Note: Summary outlook and analyst projections only include reports from current period. Shakespeare fiscal year ends in August.

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Jan-11 6.4x Continues to Trade at Significant Discount to Peers Historical EV / FTM Revenue Multiples Historical Price / FTM Earnings Multiples ___________________________ Source: FactSet and Wall Street research. Note: Comps include Benchmark Electronics, Micron, Plexus, SanDisk, Sanmina-SCI, Spansion and STEC. Shakespeare FTM EBITDA calculated by adding actual FY D&A for appropriate periods to projected FTM EBIT. Current 1 Yr Avg Since IPO Shakespeare 7.7x 9.5x 12.4x Comps 13.0x 12.2x 15.2x 0.43x 1.14x 7.7x 13.0x Historical EV / FTM EBITDA Multiples (1) 3.8x Current 1 Yr Avg Since IPO Shakespeare 3.8x 3.8x 4.9x Comps 6.4x 7.3x 6.4x Current 1 Yr Avg Since IPO Shakespeare 0.43x 0.46x 0.48x Comps 1.14x 0.93x 0.92x Jan-11 Jan-11 6

Street Financials - Now vs. Then ($ in millions, except per share data) Significantly reduced estimates Reflects lowered guidance due to increasing ASP pressure and slower than planned traction in SSD and Flash Implies a higher long-term growth than before to achieve lower end of mgmt. CAGR guidance Gross margins expected to be negatively impacted near-term and recovering in out years ___________________________ Source: Company filings, Wall Street equity research and Barclays Capital Investment Banking estimates. Note: FY ends August. Implies a lower long-term growth to achieve lower end of mgmt. CAGR guidance vs. current Significant reduction in broker consensus estimates ... Significant reduction in revenue expectations through 2012 Net profitability impacted by top-line reduction / ongoing margin pressure October 2010 Current Change 7

Current Street vs. Management Financials ($ in millions, except per share data) ___________________________ Source: Company filings, management guidance, Wall Street equity research and Barclays Capital Investment Banking estimates. Note: FY ends August. .... with potential for further downside based on management's most recent view Based on management guidance Lower near-term growth vs. street Significantly more conservative on margin profile due to visibility into ASP pricing pressure and significant R&D investment in Brazil In the absence of further specific guidance to the street, Q2 is expected to beat at the top line but miss on profitability Expect street revenue and EPS estimates to be adjusted downwards Current Mgmt Change 8

Segment Review of Management Financials

DRAM exposure is stabilizing but other challenges remain in Brazil DRAM and enterprise SSD, which are projected as key drivers of growth

Shakespeare Summary Financial Model – Management Case

($ in millions)

	2010E	2011E	2012E	2013E	2014E	2015E	CAGR (2011-2015)
		Projected Fiscal Years Ending August 27,					
Revenue							
Specialty Module	$314.2	$282.8	$315.1	$332.6	$340.9	$349.4	5.4%
% Growth		*(10.0%)*	*11.4%*	*5.6%*	*2.5%*	*2.5%*	
Brazil	305.3	357.8	356.9	475.0	561.3	663.3	16.7%
% Growth		*17.2%*	*(0.3%)*	*33.1%*	*18.2%*	*18.2%*	
Storage	83.6	114.7	155.4	211.0	238.5	271.1	24.0%
% Growth		*37.2%*	*35.6%*	*35.7%*	*13.0%*	*13.7%*	
Total Revenue	**$703.1**	**$755.3**	**$827.4**	**$1,018.6**	**$1,140.7**	**$1,283.8**	**14.2%**
% Growth	*59.3%*	*7.4%*	*9.6%*	*23.1%*	*12.0%*	*12.6%*	
Gross Profit							
Specialty Module	$69.9	$57.7	$55.3	$61.3	$62.8	$64.4	2.8%
% Margin	*22.2%*	*20.4%*	*17.6%*	*18.4%*	*18.4%*	*18.4%*	
Brazil	$80.2	$53.9	$60.7	$78.0	$92.1	$108.9	19.2%
% Margin	*26.3%*	*15.1%*	*17.0%*	*16.4%*	*16.4%*	*16.4%*	
Storage	$16.7	$19.2	$40.4	$61.5	$69.5	$79.0	42.4%
% Margin	*20.0%*	*16.8%*	*26.0%*	*29.1%*	*29.1%*	*29.1%*	
Total Gross Profit	**$166.8**	**$130.8**	**$156.4**	**$200.8**	**$224.5**	**$252.3**	**17.8%**
% Margin	*23.7%*	*17.3%*	*18.9%*	*19.7%*	*19.7%*	*19.7%*	
Adj. EBIT							
Specialty Module	**$45.6**	**$33.8**	**$30.2**	**$35.2**	**$37.2**	**$39.1**	**3.7%**
% Margin	*14.5%*	*11.9%*	*9.6%*	*10.6%*	*10.9%*	*11.2%*	
Brazil	**$72.3**	**$41.3**	**$46.9**	**$56.1**	**$68.0**	**$82.4**	**18.8%**
% Margin	*23.7%*	*11.5%*	*13.1%*	*11.8%*	*12.1%*	*12.4%*	
Storage	**($12.5)**	**($21.4)**	**($4.2)**	**$13.9**	**$16.9**	**$20.6**	**NM**
% Margin	*(15.0%)*	*(18.7%)*	*(2.7%)*	*6.6%*	*7.1%*	*7.6%*	
Total Adj. EBIT	**$88.1**	**$36.0**	**$54.4**	**$86.3**	**$101.9**	**$120.7**	**35.4%**
% Margin	*12.5%*	*4.8%*	*6.6%*	*8.5%*	*8.9%*	*9.4%*	

Commentary

- Leading position but projected to be a GDP grower within a slowing declining addressable market
- Minimal exposure to fluctuations in DRAM pricing

- Most impacted by declining DRAM prices but expected to stabilize over next couple of quarters
- Longer term exposure to local competition in Brazil
- Growth is tied to Flash, which is already 2 quarters behind schedule
- Still remains least understood business

- Growth is hinged on success in enterprise SSD
- Unproven traction, and exposure to significant competition

- 2014 and 2015 held flat as limited leverage in COGS

- Limited visibility into SSD segment; need for further diligence with management on operating margins

- Slight margin uplift in 2014 and 2015 due to operating leverage from G&A and R&D

Source: Shakespeare filings, Wall Street equity research, IBES consensus estimates, and Barclays Capital Investment Banking estimates.
Note: Adj. EBIT excludes stock-based compensation expenses and other non-cash expenses. 2011 to 2013 based on management projections; 2014 and 2015 segment growth per management guidance; Specialty Module 2-3%, Brazil DRAM 18-20%, Brazil Flash ~15%, SSD Enterprise >20%, Embedded Storage 2-3%, SSD Defense 3-5%.

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Valuation Analysis

Summary Valuation Shakespeare Share Price Notes Current Price (1/14/11): $5.96 52-Week Low (8/12/10) and High (4/14/10) Analyst Price Targets discounted at 13.0% cost of equity 4.5x - 5.5x CY2011E EBITDA Targeting 20% to 30% IRR 5.0x 5 year FTM EBITDA exit multiple 0.40x - 0.80x LTM Revenue 25% - 52% premium to 1-day 24% - 52% premium to 30-day trading average ___________________________ Source: FactSet, Bloomberg, Company filings, Wall Street research, IBES consensus estimates and Barclays Capital Investment Banking estimates. Note: Market data as of 1/14/11. Cash adjusted to $110mm and debt of $55.1mm per 11/26/10 filings and management guidance. Inventory is adjusted to $125mm per management guidance. DCF and LBO assume balance sheet from 2/27/11 transaction close. Based on analyst range of $6.50 to $11.00, discounted to 1/17/11. 10.0x - 13.0x CY2011E P / E Multiple 5.0% - 6.0% Perpetuity Growth Rate and 12.0% - 14.0% WACC 5.0x - 7.5x LTM EBITDA (1) 10

Transaction Pricing Matrix Purchase Price Ratio ($ in millions, except per share amounts) ___________________________ Source: Company filings and Wall Street research. Cash adjusted to $110mm and debt of $55.1mm per 11/26/10 filings and management guidance. 11

Current Comparable Trading and Operating Metrics

Comparable Operating Metrics

Revenue Growth CY11/10 | **CY11 Gross Margin** | **CY11 EBITDA Margin** | **CY11 EBITDA – CapEx Margin**



Shakespeare (Street) 1.4%
Median 8.0%
OCZ 79.7%
STEC 40.7%
PLEXUS 15.5%
SanDisk 9.0%
Micron 7.1%
SANMINA SCI 6.9%
SPANSION 6.1%
Benchmark Electronics 5.9%
Shakespeare (Street) 21.4%
Median 23.6%
STEC 44.6%
SanDisk 41.9%
SPANSION 34.9%
Micron 25.2%
OCZ 21.9%
PLEXUS 9.9%
SANMINA SCI 8.2%
Benchmark Electronics 8.0%
Shakespeare (Street) 11.4%
Median 15.3%
Micron 33.6%
SanDisk 30.7%
STEC 25.4%
SPANSION 23.7%
PLEXUS 7.0%
Benchmark Electronics 5.7%
SANMINA SCI 5.6%
OCZ 5.3%
Shakespeare (Street) 8.3%
Median 7.3%
STEC 23.3%
SPANSION 17.5%
SanDisk 16.8%
Micron 9.8%
OCZ 4.8%
SANMINA SCI 4.2%
Benchmark Electronics 4.1%
PLEXUS 2.8%

Comparable Trading Metrics

EV / CY11 Revenue | **EV / CY11 EBITDA** | **EV / CY11 EBITDA - CapEx** | **Price / CY11 Earnings**



Shakespeare (Street) 0.43x
Median 1.13x
STEC 2.65x
SanDisk 1.92x
Micron 1.22x
SPANSION 1.18x
OCZ 1.09x
PLEXUS 0.50x
Benchmark Electronics 0.33x
SANMINA SCI 0.28x
Shakespeare (Street) 3.8x
Median 6.0x
OCZ 20.5x
STEC 10.4x
PLEXUS 7.2x
SanDisk 6.2x
Benchmark Electronics 5.8x
SANMINA SCI 5.0x
SPANSION 5.0x
Micron 3.6x
Shakespeare (Street) 5.9x
Median 11.4x
OCZ 22.9x
PLEXUS 17.7x
Micron 12.4x
SanDisk 11.4x
STEC 11.4x
Benchmark Electronics 7.9x
SPANSION 6.8x
SANMINA SCI 6.7x
Shakespeare (Street) 7.7x
Median 13.4x
STEC 18.3x
SanDisk 13.9x
Micron 13.5x
OCZ 13.4x
Benchmark Electronics 13.3x
PLEXUS 12.0x
SPANSION 9.5x
SANMINA SCI 8.1x

Source: FactSet, Company filings, Wall Street research. Market data as of 1/14/11.

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Discounted Cash Flow Analysis - Management Valuation ___________________________ Source: Management projections and Barclays Capital estimates. Note: Assumes midpoint convention for annual cash flows which are discounted to 2/27/11 for illustrative purposes. Assumes net cash of $54.9mm at 2/27/11, based on Wall Street consensus and management guidance. 1. EBIT and EBITDA adjusted to exclude stock-based compensation and other non-cash expenses and is impacted by Incremental Brazil R&D. Summary DCF Commentary 2011 to 2013 based on mgmt. projections 2014 and 2015 aggregate based on DRAM, storage and Brazil segment growth per mgmt. guidance 2011 to 2013 based on mgmt. projections Slight margin uplift in 2014 and 2015 due to operating leverage in G&A and R&D Non-GAAP tax rate provided by mgmt., projections converge on 25% per mgmt. guidance Assumes a favorable perpetuity growth rate 13

Discounted Cash Flow Sensitivity Analysis ___________________________ Source: Management projections and Barclays Capital estimates. Note: Assumes midpoint convention for annual cash flows which are discounted to 2/27/11 for illustrative purposes. Assumes net cash of $54.9mm at 2/27/11, based on Wall Street consensus and management guidance. Brazil Growth vs. Enterprise Storage Growth Reduction Sensitizes reduction in management revenue forecast for Brazil Flash and Enterprise SSD Growth Analyzes effect on price per share by taking % of management growth forecast in a range from 0% - 100% 0% implies no growth in Brazil Flash and Enterprise Storage segments; 100% assumes growth at management guidance Assumes midpoint of DCF analysis: 5.5% perpetuity growth rate and 13.0% discount rate 5.5% perpetuity growth rate an optimistic assumption Need to further diligence margin profile of SSD segment Management 14

Precedent Transactions ___________________________ Source: Company filings and FactSet. There are no directly comparable precedent transactions and, thus, the analysis is of more limited utility than typical 15

Premiums Paid Domestic Technology M&A Transactions 2006 - 2010 YTD between $300M and $1B in value (1) Domestic Technology M&A Transactions 2009 - 2010 YTD between $300M and $1B in value (2) ___________________________ Source: SDC. Note: 30 Day denotes premium to 30 day trading average. Analysis includes 148 transactions. Analysis includes 36 transactions. Analysis includes 82 transactions. First Quartile Mean Median Third Quartile Global Technology Take Private Transactions 2009 - 2010 YTD (3) 16

Illustrative LBO Transaction – Overview

Assumes purchase at $8.00 per share (~34% premium) to current stock price, implying an entry multiple of EV/LTM Adj. EBITDA of ~4.7x (~8.5x FTM) with new debt of $230mm of senior HY notes

Assumptions

- Assumes a 2/27/11 transaction at $8.00/share
- Operating model based on Shakespeare management case through 2013, and management guidance through balance of projection period
- Ultimately will be financed with $230mm of Senior Secured Notes, expected to price with a 7.5% coupon, however, to be conservative, we have modeled a 9.5% coupon which reflects high end of potential market price flex
- Assumes $50mm of minimum cash which results in $60mm of cash used toward financing the transaction
  - Implies a 53% sponsor equity check
- Financing sources used to retire existing floating rate notes, pay expenses and purchase equity
- Pro forma for the transaction, Shakespeare will be levered at 4.0x with a 2.6x coverage ratio, based on 2/27/11 FTM EBITDA

Pro Forma Capitalization Table

($ in millions)

	Status Quo	LBO Adj.	Pro Forma
Cash	$110.0	($60.0)	$50.0
Existing Sr. Secured FRNs	$55.1	($55.1)	$0.0
Senior Notes (9.5%)	0.0	230.0	230.0
Total Debt	$55.1	$174.9	$230.0
Shareholders' Equity	310.1	10.6	320.7
Total Capitalization	$365.1	$185.5	$550.7
FTM Data (as of 2/27/11)			
EBITDA	$57.6		$57.6
Cash Interest Expense	2.5		21.9
Capital Expenditures	32.3		32.3
Credit Stats			
Total Debt / EBITDA	1.0x		4.0x
Total Debt / (EBITDA - Capex)	2.2x		9.1x
EBITDA / Cash Interest	23.1x		2.6x
(EBITDA - Capex) / Cash Interest	10.1x		1.2x
Total Debt / Total Capitalization	15.1%		41.8%

Sources and Uses

($ in millions)

	$ mm	% of Total	Multiple of LTM EBITDA	Multiple of FTM EBITDA
Sources of Funds				
Excess Target Cash	$60.0	9.7%	0.6x	1.0x
Debt				
Senior Notes	230.0	37.2%	2.2x	4.0x
Equity				
Common - Sponsor	$328.7	53.1%	3.1x	5.7x
Total Sources	$618.7	100.0%	5.9x	10.7x
Uses of Funds				
Equity Purchase Price				
Existing Shareholders	$545.9	88.2%	5.2x	9.5x
Other Uses				
Refinance Debt	55.1	8.9%	0.5x	1.0x
Expenses & Fees	17.8	2.9%	0.2x	0.3x
Total Uses	$618.7	100.0%	5.9x	10.7x

Source: Barclays Capital research and Investment Banking estimates.
Note: Assumes interest rate of 9.50% on Senior Notes. IRR calculated based on completion of transaction on 2/27/2011. 2/27/11 cash balance based on Wall Street consensus and management guidance. Assumes $50mm minimum cash. Transaction expenses and fees include M&A fees, amortization of senior notes and prepayment of existing senior rate notes at 101.

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Illustrative LBO Transaction - Financing Considerations The debt markets are attractive, and able to provide acquisition financing Over $320 billion of new high yield and $230 billion of leveraged loans issued in 2010, surpassing that for all of 2009, a record breaking year for the high yield market ~10% of volume in 2010 have been for LBO financing, with an aggregate volume of over $50 billion Middle market LBO financing activity has been active with a number of technology-related issues in 2010 Rates have dropped to all-time levels, with the high yield index yielding 7.5% Semiconductor yields in particular have improved dramatically with recovery in the semis cycle Barclays Capital believes that the LBO debt market would be receptive to an offering by Shakespeare Critical to achieving best execution is mediating concerns over ASP downward pricing pressures and demonstrating the sustainability of continued improvements in Shakespeare's operating model, and ability to weather the next downturn Based on our preliminary analysis, we believe Shakespeare can support leverage levels of ~4.0x trough EBITDA (FTM) at the time of a transaction Sophisticated investors both on the private equity and debt market side recognize that semis is a cyclical business and leverage needs to be manageable, especially in LBO situations Critical in demonstrating the thesis behind a Shakespeare LBO is the amount of equity being put into a transaction Acquisition multiple reaffirm valuations, providing support for increased leverage Debt investors would want a healthy equity cushion behind them, at least in the 40% - 50% area Sponsors have available to them a number of financing structures and markets in order to support an LBO Each alternative has its merits and considerations, such as cost of capital versus being subject to financial maintenance covenants For illustration, we have assumed a structure of $230 million of Senior Secured High Yield Bonds Could also finance through a 1st Lien Term Loan with potentially a 2nd Lien Term Loan/Mezzanine component The acquisition finance markets are robust and would be receptive to an offering by Shakespeare but size and volatility of the business could create issues 18

Illustrative LBO Transaction – Returns Analysis

Assumes purchase at $8.00 per share (~34% premium) to current stock price, implying an entry multiple of EV/LTM Adj. EBITDA of ~4.7x (~8.5x FTM) with new debt of $230mm of senior HY notes

LBO Summary

($ in millions)	2010	2011	2012	2013	2014	2015	2016	2017
Revenue	**$703**	**$755**	**$827**	**$1,019**	**$1,141**	**$1,284**	**$1,452**	**$1,650**
% Growth	*59.3%*	*7.4%*	*9.6%*	*23.1%*	*12.0%*	*12.6%*	*13.1%*	*13.6%*
EBITDA	**105**	**60**	**80**	**116**	**135**	**158**	**179**	**203**
% Margin	*15.0%*	*8.0%*	*9.7%*	*11.4%*	*11.8%*	*12.3%*	*12.3%*	*12.3%*
Less: Net Cash Interest	(22)	(21)	(21)	(21)	(21)	(21)	(20)	(20)
Less: Cash Taxes		(3)	(7)	(14)	(20)	(25)	(29)	(34)
Less: Change in Working Capital		(13)	(17)	(35)	(28)	(32)	(39)	(46)
Less: Capex	(25)	(36)	(28)	(33)	(36)	(41)	(46)	(53)
FCF Avail. for Debt Repay		**($14)**	**$7**	**$13**	**$29**	**$40**	**$44**	**$52**
% of Sales		*(1.8%)*	*0.8%*	*1.3%*	*2.6%*	*3.1%*	*3.1%*	*3.1%*
% of Debt		*(5.8%)*	*3.0%*	*5.7%*	*12.7%*	*17.3%*	*19.3%*	*22.5%*
Leverage and Coverage Stats								
Cash	$50	$50	$50	$62	$90	$129	$173	$224
Revolving Credit Facility	0	6	0	0	0	0	0	0
Senior Notes	230	230	230	230	230	230	230	230
Total Debt	**$230**	**$236**	**$230**	**$230**	**$230**	**$230**	**$230**	**$230**
Net Debt	$180	$186	$180	$168	$140	$101	$57	$6
Senior Debt / EBITDA	2.2x	3.9x	2.9x	2.0x	1.7x	1.5x	1.3x	1.1x
Total Debt / EBITDA	2.2x	3.9x	2.9x	2.0x	1.7x	1.5x	1.3x	1.1x
Net Debt / EBITDA	1.7x	3.1x	2.2x	1.5x	1.0x	0.6x	0.3x	0.0x
Total Debt / EBITDA-Capex	2.9x	9.8x	4.4x	2.8x	2.3x	2.0x	1.7x	1.5x
EBITDA / Cash Int. Exp.	4.8x	2.8x	3.7x	5.3x	6.2x	7.2x	8.2x	9.3x
EBITDA - Capex / Cash Int. Exp.	3.7x	1.1x	2.4x	3.8x	4.5x	5.3x	6.1x	6.9x
% of Total Debt Repaid	*0.0%*	*(2.8%)*	*(0.1%)*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*

Exit IRR Analysis

	Adjusted FTM EBITDA Exit Multiple		
	4.5x	**5.0x**	**5.5x**
Year 3	15.3%	20.7%	25.6%
Year 5	18.9%	21.7%	24.2%
Year 7	19.5%	21.3%	22.9%

Source: Barclays Capital research and Investment Banking estimates.
Note: Assumes interest rate of 9.50% on Senior Notes. IRR calculated based on completion of transaction on 2/27/2011. 2/27/11 cash balance based on Wall Street consensus and management guidance. Assumes $50mm minimum cash. Transaction expenses and fees include M&A fees, amortization of senior notes and prepayment of existing senior rate notes at 101.

BARCLAYS CAPITAL

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Appendices

Leveraged Finance Market Overview

With yields at historical lows, there has been a surge of primary issue in the markets Leveraged Finance Market Snapshot .... driving High Yield rates to historic lows ... Today: 7.3% 2002 - 1H07 HY Index YTW Avg.: 7.8% Volatile equity markets and yields in treasuries and IG at all-time lows ... .... has investors seeking yield in the leveraged finance markets ... .... providing optimal conditions for issuers to tap the primary markets 2009 HY Volume: $182.0 billion 2010 HY Volume: $320.3 billion 2010 HY Mutual Fund Flows: +10.7 billion 2010 Lev. Loans: +12.3 billion 20

Semiconductor Debt Trading Levels Current Trading Levels LTM Trading Levels STATS 7.50% Sr. Notes - 5.5% AMD 8.125% Sr. Notes - 6.6% Amkor 7.375% Sr. Notes - 6.8% Debt yields for semiconductor credits continue to tighten alongside the broader market MagnaChip 10.50% Sr. Notes - 9.2% Freescale 10.125% Sr. Sub. Notes-8.8% Freescale 10.75% Sr. Notes-8.9% NXP 9.5% Sr. Notes - 6.9% YTW 21

The LBO financing markets have been receptive to a range of technology-related businesses Mid-Sized Technology-Related LBO Activity Recent Mid-Sized Technology-Related LBO Transactions 22

WACC Analysis

Shakespeare WACC Analysis WACC Analysis Versus Comparable Companies ___________________________ Risk free rate of 2.55% based on 10 Year Treasury. Market Risk Premium per Ibbotson. Note: Beta relevered at the mean of the capital structure of comparable companies. Comparable Companies include Benchmark Electronics, Micron, OCZ, Plexus, SanDisk, Sanmina-SCI, Spansion and STEC. 23

Comparable Companies

Comparable Company Analysis Trading Metrics __________________________ Source: FactSet, Company filings, Wall Street research. Market data as of 1/14/11. Note: NM denotes negative values or an EBITDA - CapEx multiple >50.0x. Operating Metrics 24

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